Exhibit 11

                              PHOENIX NETWORK, INC.

                 Statement of Computation of Per Share Earnings

                                           Three           Three           Six             Six
                                          Months          Months          Months          Months
                                           Ended           Ended           Ended           Ended
                                          6/30/94         6/30/95         6/30/94         6/30/95
                                          -------         -------         -------         -------
Primary

Net income (loss)                      $   (434,486)   $    146,704    $   (977,257)   $    274,707
Preferred stock dividend                    (54,357)        (63,701)       (108,766)       (126,891)
                                       ------------    ------------    ------------    ------------
Adjusted net income (loss)             $   (488,843)   $     83,003    $ (1,086,023)   $    147,816
                                       ============    ============    ============    ============

Weighted average number
  of common shares outstanding           11,056,851      11,847,360      10,979,664      11,628,181

Dilution from assumed exercise of
   options and warrants using the
   treasury stock method                       --         1,202,094            --         1,159,920
                                       ------------    ------------    ------------    ------------

Total weighted average shares            11,056,851      13,049,454      10,979,664      12,788,101
                                       ============    ============    ============    ============

Net income (loss) per common share     $      (0.04)   $       0.01    $      (0.10)   $       0.01
                                       ============    ============    ============    ============

Fully Diluted

Net income (loss)                      $   (434,486)   $    146,704    $   (977,257)   $    274,707
                                       ============    ============    ============    ============

Weighted average number of
   shares outstanding:
   Primary                               11,056,851      13,049,454      10,979,664      12,788,101
   Convertible preferred stock            1,681,046       1,595,431       1,681,046       1,595,431
     conversion
   Dilution from assumed exercise of
     options and warrants using the
     treasury stock method                1,422,419            --         1,648,162            --
                                       ------------    ------------    ------------    ------------
        Total                            14,160,316      14,644,885      14,308,872      14,383,532
                                       ============    ============    ============    ============

Net income (loss) per common and
   common equivalent share             $      (0.03)   $       0.01    $      (0.07)   $       0.02
                                       ============    ============    ============    ============